January 12, 2001

Mr. Herbert Strauss
RBB BankAltiengesellschaft
Burgring 16
810 Graz, Austria

Dear Mr. Strauss:

     RBB Bank Aktiengesellschaft ("RBB Bank") and Perma-Fix Environmental Services, Inc. ("PESI") have entered into (a) the letter agreement, dated August 29, 2000 (the "$3 Million Agreement") pursuant to which RBB Bank made a term loan to PESI in the original principal amount of $3,000,000, and (b) the letter agreement, July 12, 2000 (the "$750,000 Agreement") pursuant to which RBB Bank made a term loan to PESI in the original principal amount of $750,000. In connection with the completion of the Revolving Credit, Term Loan and Security Agreement, dated December 22, 2000, pursuant to which PNC Bank, National Association ("PNC") extended to PESI a $22 million credit facility, RBB Bank and PESI entered into the letter agreement, dated December 19, 2000 (the "December Agreement"). The December Agreement amended certain terms of the $3 Million Agreement, the $750,000 Agreement, and the promissory notes issued pursuant to such agreements. The $3 Million Agreement, as amended by the December Agreement, is hereby referred to as the Amended $3 Million Agreement and the $750 Agreement, as amended by the December Agreement, is hereby referred to as the Amended $750,000 Agreement.

August 29, 2000 Letter Agreement - $3 Million Agreement

     The following reflects all warrants issued pursuant to the $3 Million Agreement.

    Initial Warrants  Having a term of Three (3) years, allowing the purchase of up to 150,000 shares of PESI Common Stock, at an exercise price of $1.50 per share.
    Two Month Warrants  Having a term of Three (3) years, allowing the purchase of up to 150,000 shares of PESI Common Stock, at an exercise price of $1.625 per share.

July 12, 2000 Letter Agreement - $750,000 Agreement

     No warrants have been issued pursuant to the $750,000 Agreement.

Pursuant to, and as a result of the December Agreement, the above noted warrants represent all warrants and shares of Common Stock to be issued under the original August 29, 2000 and July 12, 2000 Letter Agreements, and PESI has no further obligation to issue any other warrants or shares under such agreement.

Mr. Herbert Strauss
January 12, 2001
Page two

December 19, 2000 Letter Agreement

     The following warrants have been issued pursuant to this December 19, 2000 Letter Agreement:

    Initial Warrant  Having a term of Three (3) years, allowing the purchase of up to 300,000 shares of PESI Common Stock, at an exercise price of $1.875 per share.
    Additional Warrant  Having a term of Three (3) years, allowing the purchase of up to 105,000 shares of PESI Common Stock, at an exercise price of $1.4219 per share.

     Certain additional warrants may be issued as directed by the December 19, 2000 letter Agreement, dependent upon the repayment of the principal amounts due, as set forth in such letter.

     We appreciate your confirmation of the issuants of all warrants due under the two note loan agreements as of this date.

Thank you again for your assistance in the matter and continued interest in our company.

                                                                              PERMA-FIX ENVIRONMENTAL
                                                                              SERVICES, INC.

By   /s/ Louis Centofanti
    Dr. Louis F. Centofanti
    Chief Executive Officer

Accepted and agreed to by RBB Bank this _________________day of January, 2001.

                                                                               RBB BANK AKTIENGESELLSCHAFT

                                                                              By   /s/ Herbert Strauss
                                                                                   Herbert Strauss
                                                                                   Headtrader

RTK/je